Exhibit 10.4

HIPCRICKET, INC.

STOCK OPTION GRANT NOTICE

Hipcricket, Inc. (the "Company") hereby grants to you an option (the "Option") to purchase shares of the Company's Common Stock.  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Notice (this "Grant Notice") and in the Stock Option Agreement (the "Agreement"), which is attached to and incorporated into this Grant Notice in its entirety.  The Option is not granted under the Company's 2014 Equity Incentive Plan (the "Plan"), or any other equity plan of the Company, but the applicable terms of the Plan apply to the Option.  Capitalized terms not defined in this Grant Notice but defined in the Plan have the same definitions as in the Plan.

Participant:	Todd E. Wilson

Grant Date:	May 30, 2014

Vesting Commencement Date:	May 30, 2014

Number of Shares Subject to Option:	6,865,257

Exercise Price (per Share):	$0.22

Option Expiration Date:	May 30, 2024 (subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule (subject to continued employment):
2,288,419 shares subject to the Option will vest and become exercisable on February 28, 2015 (the "Time-Vested Option").
The remainder of the shares subject to the Option will vest and become exercisable based on achievement of the fiscal year 2015 performance metrics set forth on Schedule I to the Agreement (such portion of the Option, the "Performance-Vested Option").
The shares subject to the Option will become fully vested upon a Change of Control.  All or a portion of the shares subject to the Option may become vested in the event of certain terminations of employment (other than for Cause), subject to the terms and conditions of your employment agreement with the Company, effective May 30, 2014, as the same may be amended from time to time (the "Employment Agreement").

Additional Terms/Acknowledgement:  You acknowledge receipt of, and understand and agree to, this Grant Notice, the Agreement and, to the extent applicable, the Plan.  You further acknowledge that as of the Grant Date, this Grant Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject other than the Employment Agreement.

HIPCRICKET, INC. By: /s/ Michael Brochu Michael Brochu Its: Compensation Committee Chair	PARTICIPANT /s/ Todd E. Wilson Signature Date:
Attachment: 1. Stock Option Agreement	Address:

HIPCRICKET, INC.

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (the "Grant Notice") and this Stock Option Agreement (this "Agreement"), Hipcricket, Inc. (the "Company") has granted you an option (the "Option") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice (the "Shares") at the exercise price indicated in your Grant Notice.  The Option is not granted under the Company's 2014 Equity Incentive Plan (the "Plan"), or any other equity plan of the Company, but the applicable terms of the Plan apply to the Option.  Capitalized terms not defined in this Agreement or the Grant Notice but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability.

Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that, upon your termination of employment, vesting will cease and the unvested portion of the Option will terminate. Notwithstanding the foregoing, in the event of your termination of employment by the Company without Cause or by you for Good Reason (the terms "Cause" and "Good Reason" have the meanings set forth in the Employment Agreement), the Time-Vested Option will become vested, subject to the requirements set forth in the Employment Agreement.  In the event of your termination without Cause, any portion of the Performance-Vested Option then outstanding will remain outstanding until such time as the Committee determines whether all or a portion of the Performance-Vested Option will become vested.  The Committee will determine, in its sole discretion, all matters relating to the Option, including vesting of the Performance-Vested Option, and its determinations will be final and binding on you.

2. Securities Law Compliance.  Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws, regulations and requirements governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws, regulations and requirements.

3. Independent Tax Advice.  You should obtain tax advice prior to exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise.  You may exercise the Option, if and to the extent vested, by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option.  The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.  You may make this payment in any combination of the foregoing:  (a) by cash; (b) by check acceptable to the Company; (c) if permitted by the Committee, by having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option; (d) if permitted by the Committee, by using shares of Common Stock you already own; (e) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required, all in accordance with the regulations of the Federal Reserve Board; or (f) by any other method permitted by the Committee.

5. Treatment Upon Termination of Employment.  Except as provided herein, the unvested portion of the Option will terminate automatically and without further notice immediately upon your termination of employment.

Following your termination of employment, you may exercise the vested portion of the Option as follows (including any then outstanding Performance-Vested Option for which the Committee approves vesting following your termination of employment):

(a)           General Rule.  You must exercise the vested portion of the Option on or before the earlier of (i) three months after your termination of employment (or with respect to any portion of the Performance-Vested Option that is then outstanding and unvested, three months after any determination by the Committee that all or a portion of the Performance-Vested Option has vested) and (ii) the Option Expiration Date;

(b)           Disability.  In the event of your termination of employment due to Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your termination of employment and (ii) the Option Expiration Date;

(c)           Death.  In the event of your termination of employment due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your termination of employment and (ii) the Option Expiration Date.  If you die after your termination of employment but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d)           Cause.  The Option will automatically expire at the time the Company first notifies you of your termination of employment for Cause, unless the Committee determines otherwise.  If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.  If any facts that would constitute termination for Cause are discovered after your termination of employment, any Option you then hold may be immediately terminated by the Committee.

In the event that, following your termination of employment, the Committee determines that all or a portion of the Performance-Vested Option will not be treated as vested, the Performance-Vested Option or that portion that does not vest, as applicable, will automatically terminate and no longer be exercisable.

It is your responsibility to be aware of the date on which the Option terminates.

6. Limited Transferability.  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution.  The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.  Notwithstanding the foregoing, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7. Withholding Taxes.  As a condition to the exercise of any portion of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign  tax withholding obligations that may arise in connection with such exercise.

8. Limitation on Payments under Certain Circumstances.

(a) Notwithstanding any other provision under this Agreement, in the event that you become entitled to receive or receive any payments or benefits under the Option or under any other plan, agreement, program or arrangement with the Company or any Related Company (collectively, the "Payments"), that may separately or in the aggregate constitute "parachute payments" within the meaning of Section 280G of the Code and the Treasury regulations promulgated thereunder ("Section 280G") and it is determined that, but for this Section 8(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), the Company will pay to you either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an "excess parachute payment" (within the meaning of Section 280G) (the "Capped Payments"), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments and for purposes of Section 8(c) below (if applicable), you will be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(b) All computations and determinations called for by Sections 8(a) and (c) will be made and reported in writing to the Company and you by a third-party service provider selected by the Company (the "Tax Advisor"), and all such computations and determinations will be conclusive and binding on the Company and you.  For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you will furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations.  The Company will bear all fees and expenses charged by the Tax Advisor in connection with its services.

(c) In the event that Section 8(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments will be reduced by the Company in a manner and order of priority that provides you with the largest net after-tax value; provided, however, that payments of equal after-tax present value will be reduced in the reverse order of payment.  Notwithstanding anything to the contrary herein, any such reduction will be structured in a manner intended to comply with Section 409A of the Code.

9. Option Not an Employment or Service Contract.  Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without Cause.

10. No Right to Damages.  You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Disability or death) of your termination of employment or if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your termination of employment for any reason, even if the termination is in violation of an obligation of the Company or a Related Company to you.  Notwithstanding any other provision of this Agreement to the contrary, if, at any time Shares are to be issued to you under the Option, any law, regulation or requirement of any governmental authority having jurisdiction (including the Securities and Exchange Commission) requires either the Company or you to take any action in connection with the Shares to be issued, the Company will be under no obligation to take such action, and the Company will have no liability whatsoever as a result of the non-issuance of the Shares, except to refund any consideration paid by you in respect of the Option exercise price.

11. Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.  In the event of any conflict between the terms of your Employment Agreement and the Grant Notice and this Agreement, the terms of the Grant Notice and this Agreement will govern.

12. Section 409A Compliance.  Notwithstanding any provision in the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Committee makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.